Exhibit 99.2


                              NBC ACQUISITION CORP.
                             4700 South 19th Street
                             Lincoln, NE 68501-0529


                                 March 31, 2006



NBC Holdings Corp.
4700 South 19th Street
Lincoln, NE  68501-0529
Attention:  President & Chief Executive Officer

RE: ISSUANCE OF CERTAIN SHARES BY NBC ACQUISITION CORP.
    (THE "COMPANY") TO NBC HOLDINGS CORP. ("HOLDINGS")

Ladies and Gentlemen:

         Reference is hereby made to the NBC Holdings Corp. 2005 Restricted Stock Plan (the "Plan"). In accordance with the understandings reached by the Company and Holdings with respect to the creation of the Plan, and for good and valuable consideration received, the Company hereby confirms its agreement with Holdings that with respect to each share of Holdings' common stock, $0.001 par value per share ("Holdings Common Stock"), issued by Holdings under the Plan to a Participant (as defined in the Plan), the Company shall issue to Holdings an equivalent number of shares of the Company's common stock, $0.01 par value per share ("Company Common Stock"), for the same purchase price per share.

         In the event that any shares of Holdings Common Stock issued under the Plan are repurchased, redeemed or otherwise retired by Holdings from any Participant in accordance with the Plan or any agreement executed in connection therewith, the Company shall be required to repurchase from Holdings, and Holdings shall be required to sell to the Company, an equivalent number of shares of Company Common Stock at a purchase price of $.01 per share, with it being intended that any such shares of Company Common Stock shall be retired.

         This letter agreement shall be construed and enforced in accordance with the laws of the State of Delaware. This letter agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, legal representatives and heirs. This letter agreement may not be amended, modified or terminated except by an instrument in writing duly executed by each of the parties hereto.

                                        Very truly yours,

                                        NBC ACQUISITION CORP.



                                        By:  /s/  Alan G. Siemek
                                             -----------------------------------
                                            Alan G. Siemek
                                            Treasurer




ACKNOWLEDGED AND AGREED:


NBC HOLDINGS CORP.


By:  /s/  Mark W. Oppegard
     ---------------------------------------
         Mark W. Oppegard
         President & Chief Executive Officer